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As filed with the Securities and Exchange Commission on February 11, 2000
                           SEC Registration No. 333-
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ----------------------

                                NMXS.com, INC.
                (Name of small business issuer in its charter)


DELAWARE                              7389                   91-1287406
(State or other            (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of            Classification Number)            Identification No.)
incorporation or
organization)

         5041 INDIAN SCHOOL ROAD NE, SUITE 200, ALBUQUERQUE, NM 87110
                                (505) 255-1999
         (Address and Telephone Number of Principal Executive Offices)


         5041 INDIAN SCHOOL ROAD NE, SUITE 200, ALBUQUERQUE, NM 87110
                   (Address of Principal Place of Business)


                  RICHARD GOVATSKI, PRESIDENT, NMXS.com, INC.
         5041 INDIAN SCHOOL ROAD NE, SUITE 200, ALBUQUERQUE, NM 87110
                                (505) 255-1999
           (Name, Address and Telephone Number of Agent for Service)

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                                 Copies to:

                                 Ronald N. Vance, Esq.
                                 57 West 200 South
                                 Suite 310
                                 Salt Lake City, UT 84101
                                 (801) 359-9300
                                 (801) 359-9310 - FAX

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------
Title of Each                               Proposed       Proposed
Class of                                    Maximum        Maximum
Securities                 Amount           Offering       Aggregate       Amount of
to be                      to be            Price          Offering        Registration
Registered                 Registered       Per Unit(1)    Price(1)        Fee
----------------------------------------------------------------------------------------
Series A Warrants
and Common Stock,
$.001 par value
per share                  1,000,000        $1.25         $1,250,000       $348

Common Stock
$.001 par value
per share                  20,000           $3.00         $60,000          $16
                                                                           ----
         TOTAL                                                             $364
                                                                           ----
                                                                           ----


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--------------------------------------------------------------------------------

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

         (2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457. This amount is based upon the average of the bid and asked prices ($3.00) of the common stock of the Registrant as of February 7, 2000.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2000


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                NMXS.com, INC.
                   1,000,000 Warrants and Underlying Shares
                        Exercise Price: $1.25 Per Share

         We are distributing 1,000,000 Series A Warrants to our shareholders of record as of the beginning of business on August 3, 1999. Each warrant entitles the holder to purchase one share of common stock. Each warrant is exercisable at $1.25. Our stock is quoted on the Pink Sheets under the symbol "NMXS." We may redeem the warrants for $.01 per warrant on 30 days notice. The warrants will expire three years following the date of this prospectus.

         The warrants are being distributed to our shareholders without the payment of any consideration. The shares of stock are being offered only to holders of the warrants and these shares of stock will be issued upon exercise of the warrants. The offering price of the shares is payable in cash upon exercise of the warrants. No minimum number of warrants must be exercised, and we cannot assure you that any warrants will be exercised. We will not pay any underwriting discounts or other commissions in connection with the exercise of the warrants. The only proceeds we could receive in this offering will be from the exercise of the warrants. If all of the warrants were exercised, we would receive $1,250,000.

         Concurrently with this offering, we are registering for resale 20,000 shares to be offered by a selling security holder.

         THIS OFFERING IS HIGHLY SPECULATIVE AND INVOLVES SPECIAL RISKS CONCERNING THE COMPANY AND ITS BUSINESS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                                ________, 2000

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                               TABLE OF CONTENTS


                                                                           Page
Prospectus Summary                                                            6
Risk Factors                                                                  7
Forward Looking Statements                                                   11
Use of Proceeds                                                              12
Dilution                                                                     12
Management's Discussion and Analysis of Financial Condition and
 Results of Operation                                                        13
Business                                                                     15
Management                                                                   21
Certain Transactions                                                         25
Market Information                                                           25
Principal Shareholders                                                       26
Selling Shareholder                                                          27
Description of Securities                                                    28
Dividend Policy                                                              30
Plan of Distribution                                                         30
Shares Eligible For Future Sale                                              31
Legal Matters                                                                32
Experts                                                                      32
Financial Statements                                                         32


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                              PROSPECTUS SUMMARY

OUR COMPANY

         We create software solutions for the management of large volumes of media or digital material, such as graphic images, video clips, or audio files, over the Internet or via internal business intranets. In addition, our products can also be used in any business sector that must deal with the management of large volumes of graphic images, such as medicine, scientific environments, and law enforcement.

         Our principal executive offices are located at 5041 Indian School Road NE, Suite 200, Albuquerque, NM 87110, and our telephone number at these offices is (505) 255-1999

THE OFFERING


Securities offered                             1,000,000 warrants, each exercisable at $1.25 per
                                               share for three years from the date of this prospectus

Shares outstanding at February 8, 2000         20,733,836
Shares outstanding after maximum exercise      21,733,836

Proceeds from exercise of warrrants            $1,250,000
Estimated offering expenses                    $60,000
Net proceeds to us                             $1,190,000

Plan of distribution                           The warrants will be distributable to, and exercisable
                                               by, shareholders of record on August 3, 1999


We intend to use the net proceeds, if any, to:

         -        Expand sales and advertising efforts; and

         -        Fund research and development of existing and new products.

         The following summary financial information has been derived from our consolidated financial statements which appear later in this prospectus and should be read in conjunction with those consolidated financial statements and related notes.

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

                                                     For the nine months            For the years
                                                     ended September                ended December 31
                                                     (unaudited)
                                                       1999             1998           1998           1997
                                                       ----             ----           ----           ----
Consolidated Statement of Operations Data:

Revenues                                              $231,000       $150,000       $196,000       $ 77,000
Operating expenses                                   1,332,000        230,000        310,000        154,000
Net loss                                            (1,090,000)       (80,000)      (114,000)       (77,000)
Loss per share                                            (.11)          (.01)          (.02)          (.01)

Consolidated Balance Sheet Data:

Current assets                                      $1,509,000                       $72,000
Total assets                                         1,612,000                        91,000
Current liabilities                                    168,000                       116,000
Stockholders' equity                                 1,444,000                       (25,000)


                                 RISK FACTORS

WE ARE MUCH LIKE A START UP COMPANY AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS. OTHER, BETTER FINANCED COMPANIES MAY BE DEVELOPING SIMILAR PRODUCTS AS OURS WHICH COULD COMPETE WITH OUR PRODUCTS. SUCH COMPETITION COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         Although we have been established for three years, we remain a development stage enterprise and our product was not completed and sold until 1998. We, therefore, have a limited operating history upon which you can evaluate our business prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. For example, we believe there may exist better-capitalized companies on a parallel development path with similar products addressing our target markets. While the Internet technology marketplace is extremely competitive, we have anticipated a first-to-market advantage with our products. However, other highly capitalized companies that have recognized the absence of digital image management products could overwhelm our first-to-market advantage with expensive and expansive media blitzes that create the perception of a dominant market presence and/or superior products. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

WE HAVE EXPERIENCED LOSSES OF $1,090,000 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND WE EXPECT LOSSES FOR THE FORESEEABLE FUTURE. ALSO OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER.

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         To date we have incurred net losses, resulting primarily from costs related to developing our product and attempting to establish ourselves in the marketplace. Our short-term plans include hiring additional engineers to improve our existing products and develop new products, hiring additional marketing personnel, and investing in administrative personnel. We feel that these expenses are necessary to build an organization which is capable of establishing and maintaining a strong market position and operating effectively in that environment. However, we will be subject to continued risks, expenses and difficulties in our continuing software development and growth efforts. Product development difficulties could limit sales of our product and could cause a bad reputation in the marketplace. When a product gains a reputation for containing operating bugs, it is often difficult to recover credibility. Additional risks and difficulties include, but are not limited to, the following situations:

         - Difficulty recruiting and retaining staff of sufficient technical caliber to provide adequate and on-going customer support and product maintenance and development;

         - Failure to successfully market our products through the Internet and company representatives; and

         -        Catastrophic and universal hardware failure.

         We offer no assurance that we will be successful in addressing or responding to such risks and the failure to do so could have a material adverse effect on our business, operations and financial condition. Our operating history and the uncertain and volatile nature of the markets make predictions of future results of operations difficult and should not be taken as indicative of revenue growth, if any, that can be expected in the future. There is no firm basis to estimate our expenses or the amount of revenues that planned operations will generate and there can be no assurance that we will ever achieve significantly increased revenues or profitable operations. Comparisons to our previous ability to attract customers and sell products may not necessarily be an indication of future performance.

WE MAY ENCOUNTER DIFFICULTY RECRUITING AND RETAINING STAFF. WITHOUT HIGHLY TRAINED TECHNICAL PERSONNEL, WE MAY FIND IT MORE DIFFICULT TO COMPETE WITH OTHER COMPANIES IN OUR FIELD.

         We must attract and retain highly qualified technical personnel to both maintain the current product and customer support levels and to update and improve our products. Competition for highly qualified technical personnel, particularly those with Internet technology-related programming skills, is intense and there is no assurance that we will be able to attract and retain personnel of the skill level and caliber we need to accomplish our goals. Because they are in high demand, such technical personnel often demand large salaries and comprehensive benefits packages that could strain our financial resources. Technology companies generally have a higher employee turnover rate than non-technology companies due to intense competition to attract the most qualified personnel. We may also be at slightly more of a disadvantage than other software development companies because technical personnel with the Internet technology expertise that we seek might be reluctant to relocate away from the more financially lucrative West Coast technology centers such as Silicon Valley.

WE MAY FACE A NEED FOR ADDITIONAL FINANCING, ESPECIALLY IF OUR ESTIMATES TO OBTAIN NEW STAFF OR IF OUR PROJECTED COSTS OF PRODUCT DEVELOPMENT ARE INCORRECT. IF SUCH ADDITIONAL FINANCING IS REQUIRED, BUT UNAVAILABLE, WE MAY NOT BE ABLE TO DEVELOP MARKETS FOR OUR PRODUCTS BEFORE OTHERS INTRODUCE COMPETING PRODUCTS.

         There is no assurance that the equity funding obtained will be adequate. Substantial additional equity or debt financing may be necessary. In such an event, we intend to seek additional financing in order to hire more technical or sales staff or to expand our promotional capabilities. We could seek such additional financing from a number of sources including, but not limited to, possible further sales of equity or debt securities, bank loans, affiliates, or other financial institutions. We have no arrangements with respect to, or sources of, additional financing. Failure to obtain additional financing in the future could have an adverse effect on us, including advancement of our business plan. For example, if a significant portion of our financial resources were exhausted in recruiting and hiring highly skilled staff and by greater than anticipated product development costs, we would be left with inadequate funding for developing markets for our products. We can offer no assurance that we will be able to sell any such securities, or obtain such financing, on terms and conditions acceptable, or favorable to us, or at all, if and when needed by us. Any equity financing may involve substantial dilution of the interests of the current stockholders. Any debt financing would subject us to the risks associated with leverage, including the possible risk of an inability to repay the debt as it comes due.

WE HAVE DEVELOPED OUR CORE PRODUCTS USING A MIX OF READILY AVAILABLE OPEN SOURCE SOFTWARE DEVELOPMENT TOOLS. KNOWLEDGEABLE COMPETITORS MAY BE ABLE TO DEDUCE HOW WE HAVE ASSEMBLED OUR CODE BASE AND BE ABLE TO DEVELOP COMPETING PRODUCTS

         The principal advantage in utilizing open source tools is the extremely high degree of portability they ensure. Migrating our products from one operating system or hardware base to another is more easily accomplished by avoiding proprietary development tools. The risk factor inherent in the use of such freely available tools is the fact that a sophisticated competitor might be able to reverse engineer our work and produce similar functionality.

         Our product has two unique and highly desirable feature for e-commerce, medical, and other commercial applications . Our product offers the ability to magnify details in high-resolution graphic images. Our product also allows rapid transmission of a portion of such an image based on user input, significantly enhancing the responsiveness of the system to deliver images over the Internet. The ability to perform these operations is based on a specific graphic image file format. This file format is universally available, as it has recently been published as an open source specification. The risk, as discussed above, is mitigated by the five years we have spent

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developing our unique applications and we have made modifications to this code that very significantly enhance its capabilities and flexibility. We recognize that these significant features of our product could be a target for imitation. Any such imitation, should it occur, could have material adverse effects on our business, operations and financial condition.

BRAND IDENTITY PROBLEMS COULD STALL OR COMPROMISE OUR MARKET PENETRATION.

         We believe that establishing and maintaining brand identity of our products and services is critical to attracting new customers and retaining our customer base of large corporations. The importance of brand recognition will continue to increase as new competitors enter the digital asset management marketplace. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service and leading edge products and this cannot be assured. If businesses do not associate our product names or brands with high quality, or if we introduce new products or services that are not favorably received, we will run the risk of compromising our product line and decreasing the attractiveness of our products to potential new customers. In addition, to attract and maintain customers and to promote our products in response to competitive pressures, we may find it necessary to increase our financial commitment substantially to create and maintain product loyalty among our customers. If we are unable to provide high quality services, or otherwise fail to promote and maintain our products, or if we incur excessive expenses in an attempt to improve our services, or promote and maintain our products, our business, results of operations and financial condition could be adversely affected.

WHILE WE HAVE COMMENCED THE PROCESS TO PROTECT OUR TRADE NAMES, WE HAVE NOT COMPLETED THE PROCESS. THUS, OTHERS COULD ATTEMPT TO USE TRADE NAMES WHICH WE HAVE SELECTED. SUCH MISAPPROPRIATION OF OUR BRAND IDENTITY COULD CAUSE SIGNIFICANT CONFUSION IN THE HIGHLY COMPETITIVE INTERNET TECHNOLOGY MARKETPLACE AND LEGAL DEFENSE AGAINST SUCH MISAPPROPRIATION COULD PROVE COSTLY AND TIME-CONSUMING.

         As part of the brand identity creation process that defines our products to be unique in the Internet technology marketplace and proprietary in nature, we have begun the process to protect certain product names and slogans as registered trademarks to designate exclusivity and ownership. We have a trademark attorney to complete searches on the uniqueness of some of these brand names and slogans and she has concluded that the following names and slogans qualify for registered trademark status and has begun the process to register them: "AssetWare," "Zoombox," "The Look and Feel of E-commerce," "Real Time," "Real Organized," and "Real Simple."

         Although trademarked in the U.S., effective trademark, copyright or trade secret protection may not be available in every country in which our products may eventually be distributed. There can also be no assurance that the steps taken by us to protect our rights to use these trademarked names and slogans and any future trademarked names or slogans will be adequate, or that third parties will not infringe or misappropriate our copyrights, trademarks, service marks, and similar proprietary rights.

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WE HAVE BEEN DELISTED FROM THE OTC ELECTRONIC BULLETIN BOARD WHICH HAS CAUSED
OUR STOCK TO BE LESS LIQUID.

         We have been unable to meet the requirements necessary to remain eligible for quotation on the OTC Electronic Bulletin Board. Consequently, our common stock has been delisted from the Bulletin Board and is now being traded on the electronic pink sheets which we believe to be a much less suitable system for people to trade our stock.

THE DESIGNATION OF OUR STOCK AS "PENNY STOCK" WILL MEAN THAT IT WILL BE MORE DIFFICULT TO SELL YOUR SHARES. OUR STOCK CURRENTLY TRADES AT LESS THAN $5.00 PER SHARE AND IS DESIGNATED AS "PENNY STOCK."

         Initially our shares will be subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities designated as "penny stocks" to persons other than established customers and institutional accredited investors. The SEC's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Initially our stock will be penny stock. We cannot assure you that our shares will ever qualify for exemption from these restrictions. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell their shares in the secondary market.

YOUR STOCK WILL BE DILUTED 89.5% FROM THE EXERCISE PRICE.

         Warrant holders who exercise their warrants will experience immediate and substantial dilution of $1.12 in net tangible book value per share, or approximately 89.5% of the exercise price of $1.25 per share.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of operations involving the management of large volumes of media or digital material, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified in the Risk Factors section of this prospectus, include the following:

         -    Rapid changes in technology relating to the Internet;

         -    the continued growth and use of the Internet;

         -    changes in government regulations

         -    changes in our business strategies;

         -    market acceptance of our products; and

         -    hardware failure of a catastrophic proportion;

         In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

         The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offerings.

                                 USE OF PROCEEDS

         The net proceeds we may receive from the sale of the shares underlying the warrants will vary depending upon the total number of warrants exercised, and the timing of when they are exercised. We can give no assurances that any warrants will be exercised or that we will obtain any net proceeds from exercise of the warrants if offering expenses exceed proceeds received. Regardless of the timing and number of warrants exercised, we expect to incur offering expenses estimated at $60,000 for legal, accounting, printing and other costs in connection with the offering pursuant to this prospectus.

         The uses of any proceeds that we may receive from exercise of the warrants will depend on the amounts received and the timing of their receipt. We will have broad discretion in applying proceeds and we have presently identified the following categories of expenditure to be allocated approximately pro rata as follows:

         -    expansion of sales and advertising efforts; and

         -    funding of research and development of existing and new products.

                                    DILUTION

         This dilution calculation does not give effect to the issuance of equity instruments in January and February, 2000. Our financial statements at September 30, 1999, show a net tangible book value of $1,444,000 or $.07 per share. Net tangible book value per share represents the amount of our tangible assets (total assets less intangible assets), less total liabilities, divided by the number of shares of common stock outstanding. Without taking into account any further adjustments in net tangible book value after September 30, 1999, other than to give effect to the exercise of the 1,000,000 warrants (after deduction of offering expenses) the pro forma our net tangible book value at September 30, 1999, would have been $2,694,000 or approximately $.13 per share of common stock, representing an increase in net tangible book value of approximately $1,250,000 to existing shareholders and a dilution of approximately $1.12 per share to new investors.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

GENERAL

         The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this registration statement. The matters discussed in this registration statement contain forward-looking statements that involve risk and uncertainties. Our actual results may differ materially from those discussed herein.

RESULTS OF OPERATIONS

         NINE MONTHS ENDED SEPTEMBER 30, 1999, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

         Revenues for the nine months ended September 30, 1999, of $231,000 represent a 54% increase over the same period in 1998. In 1998, our image management software prototype was completed and we commenced beta testing at customer sites. The 1999 period reflects not only the impact of the addition of new customers' installations and monthly service, but also a full nine months of service on those accounts which were installed at various times during 1998.

         Operating costs and expenses for the nine months ended September 30, 1999, were $1,332,000, an increase of $1,102,000, from the nine months ended September 30, 1998. This increase is the result of our focused efforts on developing, selling, installing and servicing our unique product. The data management software was developed by Richard Govatski, the company's chief executive, a staff of one systems development engineer, and the limited use of a number of independently contracted software developers.

A permanent engineering, administrative and sales staff was hired beginning in July 1999. This staff has now grown to 18 employees and Mr. Govatski is our President and CEO. No legal or accounting fees were incurred in 1998; legal and accounting fees of approximately $58,000 have been incurred in 1999 through September. In addition, common stock and common stock options valued at approximately $652,000 were distributed during 1999 to various individuals as compensation for services they provided to the organization and $90,000 was recognized as the fair value of services which had been provided by Mr. Govatski. All of these costs, except for 50% of Mr. Govatski's compensation, were recorded as research and development expenses. Office and occupancy expenses, consisting of office rent, utilities, office supplies, office equipment maintenance, copying and fax costs, and advertising have increased from approximately $16,300 for the nine months ended September 30, 1998, to approximately $44,400 for that same period in 1999. Research and development expenses have continued to increase in the effort to develop new products. As a result, the research and development expenses for the nine months ended September 30, 1999, increased approximately $33,000 from that same period in 1998, an increase of 40%. Depreciation expense also increased substantially due to the purchase of computer hardware during the first half of 1999.

         YEAR ENDED DECEMBER 31, 1998, COMPARED TO YEAR ENDED DECEMBER 31,
1997

         Revenues for the year ended December 31, 1998, were $196,000, representing a 155% increase over the 1997 revenues of $77,000. This increase was the result of increased customer beta test site revenue. Total operating cost and expenses increased by $156,000. This was due primarily to hiring a systems engineer and the use of outside contractors. The above factors resulted in a loss of $114,000 in 1998 compared to a loss of $77,000 in 1997.

LIQUIDITY AND CAPITAL RESOURCES

         During the nine months ended September 30, 1999, the company had a net cash increase of $1,356,000. For the comparable period in 1998, there was a net cash decrease of $30,000.

         Operating activities for 1999 resulted in a net cash decrease of $339,000, due to the net loss from operations and increases in receivables, inventory, and prepaid expenses, and a decrease in deferred revenue. Accounts payable and accrued expenses increased during the nine month period. Operating activities for 1998 resulted in a cash decrease of $30,000.

         Investing activities resulted in cash decreases due to property purchases in both the nine months ended September 30, 1999 and 1998 of $99,000 and $6,000, respectively.

         Financing activities during the nine months ended September 30, 1999, resulted in a cash increase of $1,817,000 from the sale of the company's common stock, and was decreased by a $23,000 repayment of a note payable.

         Cash requirements for the year ended December 31, 2000 will be largely dependent on our success in selling our products and services. We estimate that product development and support, the implementation of our marketing plan, and the general and administrative expense to support the operation will require approximately $1,400,000. Additional funds of $1,090,000 have been obtained as a result of a private placement sale during January and February 2000 of units consisting of stock and warrants. We estimate that these funds, together with existing cash balances, will provide the funding needed for anticipated operations through September 30, 1999. However, should anticipated revenues not be achieved, we would be required to expend our current cash balances, reduce our expenses and possibly restrict or eliminate planned product development and marketing. This could also hamper our ability to take advantage of potential business opportunities or respond to competitive pressures. Should our cash requirements exceed our current cash reserves, there is no assurance that additional financing would be available to us. Should these situations occur, they could have a material adverse effect on our operations and financial condition.

                                    BUSINESS

OUR HISTORY AND BACKGROUND

         We were originally incorporated under the laws of the State of Utah on August 12, 1983, under the name "Raddatz Exploration, Inc." The name was changed to "Renaissance Guild, Inc." on February 16, 1984, and to "C.O.N.S.E.R.V.E Corporation" on October 3, 1985. On April 28, 1997, we changed domicile to the State of Delaware by merging into a Delaware corporation incorporated on October 14, 1980, under the name "Costs of Owning the Newest Systems of Energy Reduction are Virtually Eliminated, Inc." The name was changed to "Conserve, Inc." on May 11, 1999.

         Our company was originally formed to engage in the business of manufacturing and selling solar systems (reverse refrigeration) for residential homes. In November 1985, an involuntary bankruptcy proceeding was filed against us. The Court dismissed the involuntary petition in August 1986. In late 1986 we ceased operations. On December 5, 1989, we renounced all of our rights to the collateral (virtually all assets, except its patents) under the Uniform Commercial Code and transferred our interest therein to a financial institution, the major creditor which was in bankruptcy proceedings from May 1986 until early 1992, in satisfaction of the related debt. However, a full release from the debt was not obtained until April 1994. On July 8, 1988, the patents were sold. Other than as stated above we conducted no business activity until the reverse acquisition by New Mexico Software.

         On or about August 3, 1999, we entered into an agreement with New Mexico Software, Inc., a privately-held New Mexico corporation (hereinafter "New Mexico Software"), and the shareholders of this entity. The agreement provided that on the closing date the shareholders of

New Mexico Software would exchange all of their shares for 11,880,000 post-reverse split shares of our company, such that New Mexico Software would become a wholly owned subsidiary and the shareholders of New Mexico Software would own approximately 60.7% of the outstanding stock of our company. The closing of the reorganization agreement was held on August 3, 1999.

         Also in connection with a reorganization agreement with New Mexico Software, we reverse split the outstanding shares at the rate of one-for-1.5, canceled 5,725,435 outstanding shares, and issued 2,360,500 shares in a private offering at $0.75 per share. We received gross proceeds of $1,770,375 from this offering. As a result of the closing of the reorganization agreement, old management resigned in favor of the current directors and officers who were designated by New Mexico Software. The name of the company was changed to NMXS.com, Inc. on August 3, 1999.

         Unless otherwise indicated, all references to our outstanding shares give effect to all previous stock splits.

         In conjunction with the closing of the reorganization agreement with New Mexico Software, we declared a distribution of 1,000,000 warrants at the rate of one-for-5.3 to all of the shareholders of record as of the beginning of business on August 3, 1999.

         In January and February 2000, we issued 1,090,000 units in a private offering consisting of one share of common stock and a Series B Warrant to purchase one share of common stock through January 17, 2005, at $1.00 per share. We received gross proceeds of $1,090,000 from the offering.

         Through our wholly owned subsidiary, we provide Internet technology-based digital asset management software that is a business-to-business solution for the efficient organization, storage, rapid retrieval and transmission of digital assets.

HISTORY OF NEW MEXICO SOFTWARE

         With the explosive growth of the Internet, e-commerce, and even the availability of low-cost scanners, businesses have begun a mass migration of visual images to digital formats. These graphic images, along with video and audio clips, are collectively called digital assets. Businesses that rely on them have a significant investment in their creation, maintenance and ability to reproduce these assets for other uses. The growing importance of digital assets has produced a large demand for efficient organization tools and rapid distribution methods. New Mexico Software's software products were designed to address this growing market need.

         New Mexico Software was founded in 1994 by Richard Govatski and incorporated in 1996. With the anticipation that digital asset management would emerge as a crucial factor in the growth of the Internet, he and a small team of engineers began the development of a core system that addressed the most important requirements for a comprehensive digital asset management system.

         Although the company has been in existence for five years, it was not until very recently that we began as a start-up company in the marketplace. Our first product, Image Assets, became operationally viable in 1998. It was not until 1999, however, that a sales effort was undertaken and an internal engineering, sales, and administrative staff was put into place.

WHAT NEW MEXICO SOFTWARE PRODUCTS PROVIDE CUSTOMERS

         While organization and distribution of images are the core features of our products, these capabilities are further enhanced with security and e-commerce features to provide customers with what can be described as Internet enabling capabilities. Our software performs all functions which are necessary for efficient, effective digital asset management, including the following:

         -    High-speed transfer of high-resolution graphic images;

         -    Ability to use a single image in multiple resolutions;

         -    Modest media storage requirements for images;

         - Digital branding for security of images as intellectual property;

         -    Compatibility of images with all computer platforms;

         - Efficient and flexible use of one graphic image for multiple purposes (screen viewing, direct printing, color separations, etc.);

         - Resources to build restricted access viewing salons on the Internet;

         - Search engine capable of locating and retrieving images by color, shape, brightness, structure or texture;

         - Ability to convert existing images in all graphic formats, including medical and CAD images; and

         -    Photographic quality printing directly from a web site.

         What makes New Mexico Software's products unique is that they are based on Internet technology. This provides flexibility for the software to be used in practically any business environment-single desktop computer, workgroup, enterprise-level networks-and on all types of computers, in any combination of configurations: PC, Mac, or Sun Unix workstations. There are no complicated time-consuming applications for users to learn, so there is no protracted learning curve that proceeds productivity. Operation of the easily customizable, turn-key product is completely transparent at the desktop because it uses the common web browsers Netscape and Internet Explorer as the user interface.

OUR TECHNOLOGY

         Organization and distribution of images are the core features of our products. These are further enhanced with security and e-commerce features to provide customers with what can be described as Internet enabling capabilities. Using the technology of the Internet provides flexibility for the software to be used in practically any business environment - single desktop computer, workgroup, enterprise-level networks - and on all types of computers in any combination of configurations: PC, Mac, or Sun Unix workstations. There are no applications for consumers to learn and operation of the easily customizable, turn-key product is completely transparent at the desktop because it uses the common web browsers Netscape and Internet Explorer as the user interface. Our software provides capabilities that significantly reduce the time required to display graphic images on the Internet. Viewing a 90MB file (such as an X-Ray) in a standard browser window takes approximately 20 hours to transmit from the source on a conventional 56k modem using conventional methods. Our software allows the image to be viewed in 27 seconds. We are an authorized Sprint sales agent, and by using Sprint ION, actually downloading a 90MB file takes only 2.5 minutes. We also have available a low cost Netra T1 server which can be remotely monitored at our facility in Albuquerque from any place on the Net. The T1 server can be located on the Sprint ION network and at the customer's facilities using the digital asset management software for even faster uploading of files.

         We currently employ eight programmers and engineers tasked with adding new features to our products and fixing any problems users might encounter. There are risks inherent in software development including unanticipated delays, technical problems that could mean significant deviation from original product specifications, and hardware problems. In addition, once improvements and bug fixes are deployed there is no assurance that they will work as anticipated or that they will be durable in actual use by customers.

MARKETING

         Our marketing effort, including print, direct mail, web advertising, cross-linking and participation in key industry events, is being primarily directed to advertising-associated industries, including corporate accounts and stock photo houses. Other areas in which the management of large graphic image and media files is a significant problem include medical and x-ray imaging, architectural and engineering firms and various forms of e-commerce.

         Our senior management have appeared as industry experts at significant industry events including Seybold, XPlor International, Photo Marketing Association conferences and others. We had a principal speaking engagement at the first annual Digital Asset Management Conference (DAM) held in Orlando, FL, in January, 2000. This semi-annual event will become the premier conference event in the emerging asset management market.

OUR INTELLECTUAL PROPERTIES

         We have several proprietary aspects to our software which we believe make our products unique and desirable in the marketplace. Consequently, we regard protection of the proprietary elements of our products to be of paramount importance and we attempt to protect them by relying on trademark, service mark, trade dress, copyright and trade secret laws, and restrictions on disclosure and transferring of title. We have entered into confidentiality and non- disclosure agreements with our employees and contractors in order to limit access to, and disclosure of, our proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies.

         Although we do not believe that we infringe the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

GOVERNMENT REGULATION

         Our company, operations, products, and services are all subject to regulations set forth by various federal, state and local regulatory agencies. We take measures to ensure our compliance with all such regulations as promulgated by these agencies from time to time. The Federal
Communications Commission sets certain standards and regulations regarding communications and related equipment.

         There are currently few laws and regulations directly applicable to the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The growth of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes.

         Because our services are accessible worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

POSSIBLE COMPETITORS

         Competition at this time is broad, with a number of vendors offering single user, client/server, and intra-Internet based systems. To the best of our knowledge, most competitive offerings provide the cataloging and searching functionalities also found in our products, but are unable to address the security, encryption, intellectual property protection and electronic commerce functionalities built into our products. We believe that no competitor combines the broad spectrum of interlocking functionalities with access to Sprint's nationwide fiber optic network and industry-standard hardware support offered through our relationship with Sun Microsystems.

         The digital asset management market is one of the newest in the Information Services industry. We anticipate that, if our products become better known as a result of our advertising efforts, competition will become more intense as other companies seek to match our services and features. While we have one of the longest histories of development effort behind our products, we anticipate that other, better-capitalized companies will begin intense development efforts to bring similar products to parity with ours. In addition to being better capitalized, some of these companies also have much greater brand/company recognition as well as a substantial existing customer base.

OFFICE FACILITIES AND EQUIPMENT

         We lease a 3,116 square foot facility in Albuquerque, New Mexico, at a cost of approximately $3,895 per month, increasing to approximately $4,414 over the term of the lease. The lease expires approximately July 31, 2004. The facility provides both administration and engineering offices. It is in close proximity to the location of the servers, and the two locations are networked together by fiber optics. The current space provides adequate room for expansion. It also contains an advanced telephone system which will provide the capability needed to provide adequate customer telephone support.

         We also lease a Sun Solaris computer network under a master lease which has an option to purchase the equipment at the end of the individual leases at the then fair market value. Monthly payments are approximately $3,000.

EMPLOYEES

         As of January 31, 2000, we had 18 employees, including 8 in systems engineering; 5 in administration; 2 in sales; and 3 in advertising. We offer and share in the cost of health and dental insurance. A stock option plan for employees and others was adopted on August 3, 1999. The competition for qualified personnel in our industry and geographic location is intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct its business in the future. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good. From time to time, we also utilize services of independent contractors for specific projects or to support our research and development effort.

REPORTS TO OUR SECURITY HOLDERS

         Our fiscal year ends on December 31st. We do not intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. However, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                                   MANAGEMENT

GENERAL

         The following table sets forth our directors and executive officers, their ages, and all offices and positions held with our company. A director holds office until his successor is elected and qualified. Annual meetings to elect directors are scheduled to be held on the 5th day of April in each year if not a legal holiday, and if a legal holiday, then on the next succeeding day that is not a holiday, at 10:00 am. Officers are chosen by the Board of Directors and hold office until their successors are chosen and qualified. Officers may be removed with or without cause by the affirmative vote of a majority of the whole Board of Directors.


         Name                 Age    Position                           Director Since
         ----                 ---    --------                           --------------
         Richard Govatski     55     Chairman, President & CEO              1999
         Marvin Maslow        62     Director                               1999
         Scott L. Bach        37     Director                               1999
         Marc Orchant         41     Vice President Marketing
         Susan Blumenthal     49     Vice President Communications
         Teresa B. Dickey     55     Secretary & Treasurer

         Set forth below is certain biographical information regarding the Company's executive officers and directors:

         RICHARD GOVATSKI has been the chairman, CEO, and president of New Mexico Software, Inc., since 1996.

         MARVIN MASLOW has been the president and chairman of Manhattan Scientifics Inc., a shareholder of the Company, a high technology and commercialization company, since January 1998. From September 1988 until April 1999, he was the chairman and CEO of Projectavision, Inc., a high technology video projection manufacturing company.

         SCOTT BACH has been a practicing attorney since 1987. He has been the owner of Bach & Associates, a law firm located in New York since September 1995. He is also a director of Manhattan Scientifics Inc., a shareholder of the Company, and Tamarack Storage Devices, inc., a wholly owned subsidiary of Manhattan Scientifics.

         MARC ORCHANT has been employed as the vice-president of marketing for New Mexico Software since August 1999. From March 1998 until August 1999 he was employed by AGFA Corporation as a market development manager. From February 1989 until March 1998 he was employed by Aibus Corp., doing business as Subia, as director of training and as operations manager.

         SUSAN BLUMENTHAL has been employed by us since August 1999. From 1992 until 1999 she was employed as a consultant to StarTree, Inc. which contracted work for us.

         TERESA B. DICKEY has been the secretary/treasurer of our company since August 1999. From 1988 until 1999 she was employed by Sandia National Labs as art director.


         The Board of Directors has no nominating or compensation committee. There are no arrangements or understandings between any of the officers or directors and any other person(s) pursuant to which such officer or director was selected as an officer or director. There are no family relationships between any of the officers or directors of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

         Except for the options granted to Mr. Govatski set forth below, no compensation was awarded to, earned by, or paid to Mr. Govatski, our chief executive officer, by our company or its subsidiary since inception through July 1999. No other executive officer received in excess of $100,000 in total annual salary and bonuses since inception.

         As of January 14, 2000, we had granted a total of 1,029,760 options. The following grants of stock options, through January 14, 2000, were made to the named executive officers:

                                    Number of
                                    Securities       Percent of
                                    Underlying       Total            Exercise     Expiration
         Name                       Options          Options          Price        Date
        -----                      -----------       --------         --------     ----------
         Richard Govatski            380,000          36.9%             $0.75          9/30/04
                                     120,000          11.65%            $0.825         9/30/04
         Teresa Dickey                56,000           5.44%            $2.125        12/31/09
         Marc Orchant                 62,000           6.02%            $2.125        12/31/09
         Susan Blumenthal             56,000           5.44%            $2.125        12/31/09


         The options granted to Mr. Govatski will vest and become exercisable at the rate of 20% per year commencing August 4, 2000. The options granted to the other persons set forth in the above table will vest and become exercisable at the rate of 50% per year commencing January 2, 2001.

         We have a three-year employment contract with Mr. Govatski to act as our chief executive officer. The annual salary is $120,000. We also purchased an automobile for approximately $36,000 which we provide to him at no cost. We also pay his health insurance premiums and one-half of his dental insurance premiums.

         We have entered into an arrangement with Marvin Maslow to pay him an annual salary of $60,000 to work part-time as a consultant for us. We have also leased a car for him. This arrangement can be terminated by the Board of Directors at any time.

COMPENSATION OF DIRECTORS

         Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

STOCK OPTION PLAN

         As of the closing of the reverse acquisition with New Mexico Software, we adopted a stock option plan, pursuant to which we are authorized to grant options to purchase up to 3,000,000 shares of our common stock to our key employees, officers, directors, consultants, and other agents and advisors. Awards under the plan consist of both incentive and non-qualified options.

         The plan is administered by the Board of Directors which will determine the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

         Persons who are eligible to participate in the plan include the following:

         -        Employees, as to both incentive and non-qualified options;

         - Non-employee members of the Board, as to non-qualified options; and

         - Consultants and other independent advisors, as to non-qualified options.

         In connection with qualified stock options, the exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of grant, or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding stock. The aggregate fair market value of shares for which qualified stock options are exercisable for the first time by such employee, or 10% shareholder, during any calendar year may not exceed $100,000. Non-qualified stock options granted under the plan may be granted at a price determined by the Board of Directors, not to be less than the fair market value of the common stock on the date of grant.

         No option may be granted to be exercised more than 10 years after the grant date. The terms of options outstanding at the time of a persons cessation of service, death, permanent disability, or misconduct are reduced to the following periods, but not to exceed the original term:

         - Three months after cessation of services, except by reason of death, permanent disability, or misconduct;
         - Twelve months after the optionee's death or permanent disability; and
         -        Immediately upon termination for misconduct.

         The plan also contains provisions affecting outstanding options in the case of certain corporate transactions or in the event of a change of control. If we should enter into a merger or consolidation, or in the event of a tender or exchange offer, in which securities representing more than 50% of the voting control are transferred to an outside party, or if we should sell, transfer, or dispose of all, or substantially all of our assets, we could accelerate the vesting and termination dates of these options. We could also elect to terminate outstanding purchase rights associated with the options. In the alternative, the options could be assumed and adjusted for the particular corporate transaction.

INDEMNIFICATION OF DIRECTORS, OFFICERS, AND OTHERS

         Section 145 of the General Corporation Law of the State of Delaware expressly authorizes a Delaware corporation to indemnify its officers, directors, employees, and agents against claims or liabilities arising out of such persons' conduct as officers, directors, employees, or agents for the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. Neither the articles of incorporation nor the Bylaws of the Company provide for indemnification of the directors, officers, employees, or agents of the Company. The Company has not adopted a policy about indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         The eighth article of our Certificate of Incorporation includes provisions to eliminate, to the fullest extent permitted by Delaware General Corporation Law as in effect from time to time, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors.

                              CERTAIN TRANSACTIONS

         Richard Govatski, our president, director, and principal shareholder, may be deemed a promoter in relation to the organization of our business. In connection with the acquisition of New Mexico Software, Mr. Govatski exchanged all of his shares of New Mexico Software for 5,597,000 shares in the public company.

                               MARKET INFORMATION

         The Common Stock of the Company did not commence trading either on the OTC Electronic Bulletin Board or in the Pink Sheets until approximately August 1999. We were delisted from the Bulleting Board on October 21, 1999. Our stock is currently quoted on the Pink Sheets under the symbol "NMXS." The table below sets forth for the periods indicated the high and low bid quotations as reported on the Internet. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions.

                                     Quarter          High              Low
                                     -------          ----              ---
         FISCAL YEAR ENDED
         DECEMBER 31, 1999           Third          $3.375            $2.187
                                     Fourth          $2.25             $1.00


OUTSTANDING OPTIONS, WARRANTS, AND CONVERTIBLE INSTRUMENTS

         At February 8, 2000, we had outstanding 1,029,760 options which we had granted pursuant to our stock option plan. In addition to the 1,000,000 Series A Warrants set forth in this prospectus, we also have outstanding 1,090,000 warrants designated as Series B Warrants to purchase 1,090,000 shares of stock at $1.00 per share, exercisable commencing August 1, 2000, until January 17, 2005. We have also granted registration rights to our securities counsel to register up 20,000 of the outstanding restricted shares.

RECORD HOLDERS OF STOCK; TRANSFER AGENT

         At February 8, 2000, we had approximately 391 shareholders of record as reported by our transfer agent. Our transfer agent for our common stock and our Series A Warrants is Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information concerning the stock ownership as of February 8, 2000, of each person who is known by us to be the beneficial owner of more than five percent of our stock; by each of our executive officers and directors; and by our executive officers and directors as a group. Such information was furnished to us by these persons or was obtained from information provided by the transfer agent.


Name and Address               Amount and Nature of
of Beneficial Owner            Beneficial Ownership             Percent of Class
-------------------            -------------------              ----------------
                                                          Before Exercise    After Exercise
                                                          ---------------     --------------
Richard Govatski                    5,597,000                26.99%             25.75%
5041 Indian School Rd NE
Albuquerque, NM  87110

Manhattan Scientifics, Inc.         5,416,300(1)             26.12%             24.92%
Olympic Tower
641 5th Ave.
Suite 36 F
New York, NY 10022

Marvin Maslow(1)                          -0-                  -0-               -0-
Olympic Tower
641 5th Ave.
Suite 36 F
New York, NY 10022

Scott L. Bach                          40,000                  *                  *
1 Rockefeller Plaza
New York NY 10020

Marc Orchant                           30,000                  *                  *
5041 Indian School Rd NE
Albuquerque, NM  87110



Page 27 of 38


Susan Blumenthal                      170,000                  *                  *
5041 Indian School Rd NE
Albuquerque, NM  87110

Teresa B. Dickey                       52,000                  *                  *
5041 Indian School Rd NE
Albuquerque, NM  87110

Executive officers and
directors as a group
(6 persons)                         5,889,000                28.4%              27.1%

-------------
         *Represents less than 1%.

         (1) These shares are held directly in the name of Manhattan Scientifics, Inc. Mr. Maslow, one of our directors, is an officer and director of Manhattan Scientifics, Inc., but has no beneficial interest in these shares.

                               SELLING SHAREHOLDER

         Up to 20,000 shares issued previously by us may be offered for resale by Ronald N. Vance, P.C. We will not receive any of the proceeds from the sale of these securities. Mr. Vance is acting as counsel for us in this offering and the shares previously issued to him are for services rendered in connection with this offering. Mr. Vance beneficially owns no other shares and will not beneficially own any of our securities if these shares are sold.

         The sale of the shares by the selling security holder may be effected from time to time in transactions in the over-the-counter market or in negotiated transactions or otherwise. These transactions may include block transactions by or for the account of the selling security holders. Sales may be made at fixed prices which may be changed, at market prices, if any, prevailing at the time of sale, or at negotiated prices.

         The selling security holder may effect these transactions by selling his shares directly to purchasers, through broker-dealers acting as agents for him or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, if any, in negotiated transactions or otherwise. These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling security holder or the purchasers for whom the broker dealers may act as agents or to whom they may sell as principals or otherwise, which compensation as to a particular broker-dealer may exceed customary commissions.

         Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the selling security holder's shares may not simultaneously engage in market making activities with respect to any of our securities for a period of at least two, and possibly nine, business days prior to the start of any distribution.

         The selling security holder and broker-dealers, if any, acting in connection with these sales might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are presently authorized to issue 50,000,000 shares of $.001 par value common stock. At February 8, 2000, we had 20,733,836 shares of common stock outstanding. The holders of our common stock are entitled to equal dividends and distributions when, as, and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other of our securities, except for outstanding options described above. Upon liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

PREFERRED STOCK

         We are authorized to issue up to 500,000 shares of $.001 par value preferred stock. Under our Certificate of Incorporation, the Board of Directors will have the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

SERIES A WARRANTS

         We declared a warrant distribution of common stock purchase warrants to all stockholders of record as of the beginning of business on August 3, 1999, a date immediately preceding closing the acquisition with New Mexico Software. The warrants will be distributed on the effective date of this prospectus. We will distribute a total of 1,000,000 warrants PRO RATA to these shareholders who owned shares on August 3, 1999. The warrants will be distributed on the basis of one warrant for each 5.3 shares owned on this date and will be exercisable for one share of common stock. The warrants will be exercisable for a period of three years from the date of this prospectus, subject to redemption by us. The distribution of the warrants and the purchase of the shares of common stock underlying the warrants must be registered with the Securities and Exchange Commission prior to the warrants becoming exercisable. Therefore, we have filed the registration statement of which this prospectus is a part. The warrants are exercisable at $1.25 per share subject to our right to lower the price at any time.

         Only stockholders of record as of the Warrant Record Date are entitled to the distribution of the warrants, which distribution is being made to said stockholders without monetary consideration. The warrants are nontransferable.

         The warrants are redeemable by the Company at any time regardless of whether a registration statement has been filed or declared effective and regardless of whether the registration statement is then current, upon thirty
(30) days written notice, at a price of $.01 per warrant. Any warrant holder who does not exercise his warrants prior to the redemption date, as set forth on our notice of redemption, will forfeit his right to purchase the shares underlying the warrants. After the redemption date, any outstanding warrants referred to in the notice of redemption will become void and will be canceled. If we do not redeem the warrants, they will expire at the conclusion of the exercise period, unless we extend the period.

         We may extend the exercise period of the Warrants at any time provided we give written notice of the extension to the warrant holders prior to their expiration date. We do not presently contemplate any extensions of the exercise period.

         The Warrants contain anti-dilution provisions with respect to the occurrence of certain events, such as stock splits or stock dividends. The anti-dilution provisions do not apply in the event of a merger or acquisition. In the event of a liquidation, dissolution or winding-up of our company, warrant holders will not be entitled to participate in our assets. Warrant holders have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends may be declared on the warrants.

         The Warrants may be exercised by surrendering the warrant certificate evidencing the warrants to be exercised, with the exercise form included therein duly completed and executed, and paying to us the exercise price per share in cash or check. Stock certificates will be issued as soon thereafter as practicable.

         The Warrants are not exercisable unless the warrants and the shares of stock underlying the warrants are registered. We have filed with the Securities and Exchange Commission a registration statement with respect to the issuance of the stock underlying the warrants. This prospectus is part of such registration statement and the date of this prospectus is the effective date of the registration statement. The effective date of the registration statement is the commencement date for determining the exercise period of the warrants. We will also seek to register or qualify the common stock issuable upon the exercise of the warrants under the Blue Sky laws of all states in which holders of the warrants may reside.

         The warrants will not be exercisable by, and may not be distributed to, stockholders residing in states where the distribution or exercise is prohibited without registration in said states and where we are unable to meet the registration requirements of the state.

                                 DIVIDEND POLICY

         We have not declared or paid any cash dividends as yet on the common stock and the Board of Directors has not yet decided on a dividend policy. Whether dividends will be paid will be determined by the Board of Directors and will necessarily depend on our earnings, financial condition, capital requirements and other factors. The Board of Directors has no current plans to declare any dividends in the foreseeable future.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the distribution of 1,000,000 redeemable warrants and 1,000,000 shares of our common stock underlying these warrants. As soon as practicable after the date of this prospectus, the warrants will be distributed to the record holders of our common stock as of the beginning of business on August 3, 1999. The warrants were not distributed and did not constitute an offer by us to sell the shares of common stock prior to the date of this prospectus.

         The distribution of the warrants will be managed without an underwriter, and the shares of stock to be issued upon exercise of the warrants will be issued by our officers without any discount, sales commissions or other compensation being paid to anyone in connection with the distribution. In connection therewith, we will pay the costs of preparing, mailing and distributing this prospectus to the holders of our common stock. Brokers, nominees, fiduciaries and other custodians will be requested to forward copies of this prospectus to the beneficial owners of securities held of record by them on August 3, 1999, and such custodians will be reimbursed for their expenses.

         There is no assurance that any of the warrants will be exercised and that any of the shares of common stock will be sold. All funds received upon the exercise of any warrants will be immediately available to us for our use.

         Our transfer agent will act as the warrant agent for the Series A Warrants. Warrants may be exercised in whole or in part by presentation of the warrant certificate, with the purchase form on the reverse side thereof filled out and signed at the bottom thereof, together with payment of the exercise price and any applicable taxes at the principal office of Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Payment of the exercise price shall be made in lawful money of the United States of America by wire transfer or check payable to the order of "Interwest Transfer Co.--NMXS.com, Inc. Escrow Account." All holders of warrants will be given an independent right to exercise their purchase rights. If, as, and when properly completed and duly executed notices of exercise are received by the warrant agent, together with the warrant certificates being surrendered and full payment of the exercise price in cleared funds, the checks or other funds will be delivered to us, and the warrant agent will promptly issue certificates for the underlying common stock. It is presently estimated that certificates for the shares of common stock will be available for delivery in Salt Lake City, Utah, at the close of business on the tenth business day after the receipt of all required documents and funds.

                         SHARES ELIGIBLE FOR FUTURE SALE

         At February 8, 2000, we had 20,733,836 outstanding shares. In addition, if all of the 1,000,000 warrants being issued were exercised, the shares issued upon exercise will, subject to any applicable state law restrictions on secondary trading, be freely tradeable without restriction under the Securities Act, except that any shares purchased by our affiliates will be subject to the resale limitations of Rule 144.

         Of the shares outstanding at February 8, 2000, approximately 18,145,514 shares are "restricted" within the meaning of Rule 144 under the Securities Act, and only 20,000 are being registered for resale. Of this number, approximately 131,242 shares may be eligible for immediate sale in the public market without restriction under Rule 144(k). In the reverse acquisition transaction between us and New Mexico Software which closed on August 3, 1999, we issued 11,880,000 restricted shares to the shareholders of New Mexico Software. These shares will be available for resale beginning approximately August 3, 2000.

         In general, under Rule 144, as currently in effect, any person who has beneficially owned restricted shares for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of our then outstanding shares, or the average weekly trading volume of our stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about us. A person who is not deemed to have been an affiliate at any time during the 90 days immediately preceding the sale and whose restricted shares have been fully-paid for two years since the later of the date they were acquired from us, or the date they were acquired from one of our affiliates, may sell these restricted shares under Rule 144(k) without regard to the limitations and requirements described above. Restricted shares may not be resold under Rule

144 until ninety days from the date of this prospectus, regardless of when the one year holding period expires.

                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for us by Ronald N. Vance, Attorney at Law, Salt Lake City, Utah. Mr. Vance is the selling shareholder set forth in this prospectus. Mr. Vance owns 20,000 shares of our common stock which is being registered for resale as described above.

                                     EXPERTS

         Our financial statements for the years ended December 31, 1998 and 1997, included in this prospectus have been audited by Richard A. Eisner & Company, LLP, Certified Public Accountants. The financial statements audited by the Certified Public Accountants have been included in reliance upon their audit report as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

         We have attached to this prospectus copies of our audited financial statements as of December 31, 1998 and 1997. We have also included unaudited financial statements for the nine months ended September 30, 1999 and 1998.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
NMXS.COM, Inc.


We have audited the accompanying consolidated balance sheet of NMXS.COM, Inc. (formerly Conserve, Inc.) (a development stage enterprise) as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity (capital deficiency) and cash flows for the years ended December 31, 1998 and 1997 and the amounts for each of the years ended December 31, 1998, 1997 and 1996, included in the cumulative amounts for the period from April 2, 1996 (inception) through December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements enumerated above present fairly, in all material respects, the consolidated financial position of NMXS.COM, Inc. as of December 31, 1998 and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 1998 and 1997 and the amounts for each of the years ended December 31, 1998, 1997 and 1996, included in the cumulative amounts for the period from April 2, 1996 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.


Florham Park, New Jersey
October 15, 1999

NMXS.COM, INC.
(a development stage enterprise)

CONSOLIDATED BALANCE SHEETS

                                                                                        SEPTEMBER 30,         DECEMBER 31,
                                                                                            1999                  1998
                                                                                        -------------         ------------
                                                                                         (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                                                            $ 1,388,000           $  32,000
   Accounts receivable                                                                       58,000              24,000
   Inventory                                                                                  7,000
   Prepaid expenses                                                                          11,000
   Officer advances                                                                          45,000              16,000
                                                                                        -----------           ---------
      Total current assets                                                                1,509,000              72,000

Furniture and equipment - net                                                               103,000              19,000
                                                                                        -----------           ---------
                                                                                        $ 1,612,000           $  91,000
                                                                                        ===========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
Current liabilities:
   Accounts payable and accrued expenses                                                $   164,000           $  55,000
   Deferred revenue                                                                           4,000              38,000
   Loan payable                                                                                                  23,000
                                                                                        -----------           ---------
      Total current liabilities                                                             168,000             116,000
                                                                                        -----------           ---------

Commitments

STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
Capital stock $.001 par value:
   Preferred stock, authorized 500,000 shares; issued and
      outstanding - none
   Common stock, authorized 50,000,000 shares; 19,573,833 and
      118,800 shares deemed issued and outstanding as of
      September 30, 1999 and December 31, 1998, respectively                                 19,000
Additional paid-in capital                                                                2,706,000             166,000
Deficit accumulated during the development stage                                         (1,281,000)           (191,000)
                                                                                        -----------           ---------
      Total stockholders' equity (capital deficiency)                                     1,444,000             (25,000)
                                                                                        -----------           ---------
                                                                                        $ 1,612,000           $  91,000
                                                                                        ===========           =========


The accompanying notes are an integral part of these financial statements

NMXS.COM, INC.
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                PERIOD FROM
                                                                                                                 INCEPTION
                                                 NINE MONTHS ENDED                   YEAR ENDED               (APRIL 2, 1996)
                                                   SEPTEMBER 30,                    DECEMBER 31,                  THROUGH
                                               -----------------------         -----------------------          SEPTEMBER 30,
                                                1999             1998            1998            1997                1999
                                               ------           ------          ------          ------        -----------------
                                                    (UNAUDITED)                                                  (UNAUDITED)
Revenues                                   $    231,000       $  150,000     $  196,000      $   77,000          $   504,000
                                           ------------       ----------     ----------      ----------          -----------

Operating costs and expenses (including
 equity related charges):
   Cost of services                              98,000           89,000        119,000           9,000              226,000
   General and administrative                 1,118,000           58,000        100,000          54,000            1,272,000
   Research and development                     116,000           83,000         91,000          91,000              298,000
                                           ------------       ----------     ----------      ----------          -----------
      Total operating costs
        and expenses                          1,332,000          230,000        310,000         154,000            1,796,000
                                           ------------       ----------     ----------      ----------          -----------
Other income (expense):
   Interest income - net                         11,000                                                               11,000
                                           ------------                                                          -----------
NET LOSS/COMPREHENSIVE LOSS                $ (1,090,000)      $  (80,000)    $ (114,000)       $(77,000)         $(1,281,000)
                                           ============       ==========     ==========      ==========          ===========
Basic and diluted loss per share:
   Weighted average number of
      common shares outstanding               9,819,000        5,737,700      5,737,700       5,737,700
                                           ============       ==========     ==========      ==========
   Basic and diluted loss per
      share                                $       (.11)      $     (.01)    $     (.02)     $     (.01)
                                           ============       ==========     ==========      ==========


The accompanying notes are an integral part of these financial statements

NMXS.COM, INC.
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY) (NOTES A AND D)

                                                                                                         DEFICIT
                                                            COMMON STOCK                               ACCUMULATED
                                                           $.001 PAR VALUE            ADDITIONAL        DURING THE
                                                     ---------------------------        PAID-IN        DEVELOPMENT
                                                       SHARES           AMOUNT          CAPITAL           STAGE           TOTAL
                                                     ----------       ----------     ------------     -------------      -------
Initial issuance of shares to founder
   for $1,000                                           118,800                      $      1,000                      $     1,000
                                                   ------------                      ------------                      -----------
BALANCE, DECEMBER 31, 1996                              118,800                             1,000                            1,000

Fair value of services provided by founder                                                 75,000                           75,000
Net loss/comprehensive loss                                                                           $   (77,000)         (77,000)
                                                   ------------                      ------------     -----------      -----------
BALANCE, DECEMBER 31, 1997                              118,800                            76,000         (77,000)          (1,000)

Fair value of services provided by founder                                                 90,000                           90,000
Net loss/comprehensive loss                                                                              (114,000)        (114,000)
                                                   ------------                      ------------     -----------      -----------
BALANCE, DECEMBER 31, 1998                              118,800       $        0          166,000        (191,000)         (25,000)

Issuance of shares - June                             5,416,300            5,000           95,000                          100,000
Special distribution of shares to
   founder - June                                     5,618,900            6,000           (6,000)
Issuance of shares at $.75
   per share for services - July                        726,000            1,000          544,000                          545,000
Shares deemed issued in connection
   with reverse acquisition - August                  5,333,333            5,000           (5,000)
Issuance of shares at $.75 per share,
   net of issuance costs - August                     2,360,500            2,000        1,715,000                        1,717,000
Issuance of stock options at fair value
   for services - August                                                                  107,000                          107,000
Fair value of services provided by founder                                                 90,000                           90,000
Net loss/comprehensive loss                                                                            (1,090,000)      (1,090,000)
                                                   ------------       ----------     ------------     -----------      -----------
BALANCE, SEPTEMBER 30, 1999 (unaudited)              19,573,833       $   19,000     $  2,706,000     $(1,281,000)     $ 1,444,000
                                                   ============       ==========     ============     ===========      ===========

The accompanying notes are an integral part of these financial statements

NMXS.COM, INC.
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                      PERIOD FROM
                                                                                                                       INCEPTION
                                                          NINE MONTHS ENDED                                         (APRIL 2, 1996)
                                                            SEPTEMBER 30,                   YEAR ENDED                  THROUGH
                                                        ---------------------             DECEMBER 31,                 SEPTEMBER
                                                         1999           1998         -----------------------            30, 1999
                                                        ------         ------          1998           1997          ---------------
                                                             (UNAUDITED)             --------       --------           (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                        $(1,090,000)     $(80,000)     $(114,000)       $(77,000)         $(1,281,000)
   Adjustments to reconcile net loss to
      net cash (used in) provided by
      operating activities:
        Common stock issued for services               545,000                                                           545,000
        Stock options issued for services              107,000                                                           107,000
        Fair value of services provided by
          founder                                       90,000        68,000         90,000          75,000              255,000
        Depreciation                                    15,000         2,000          3,000           2,000               20,000
        Changes in:
           Accounts receivable                         (34,000)       (2,000)       (24,000)                             (58,000)
           Inventory                                    (7,000)                                                           (7,000)
           Prepaid expenses                            (11,000)                                                          (11,000)
           Officer advances                            (29,000)      (10,000)       (11,000)         (5,000)             (45,000)
           Accounts payable and
              accrued expenses                         109,000        (2,000)        20,000          35,000              164,000
           Deferred revenue                            (34,000)                      38,000                                4,000
                                                   -----------      --------      ---------        --------          -----------
               Net cash (used in) provided
                  by operating activities             (339,000)      (24,000)         2,000          30,000             (307,000)
                                                   -----------      --------      ---------        --------          -----------

CASH FLOWS FROM INVESTING ACTIVITY:
   Acquisition of fixed assets                         (99,000)       (6,000)        (9,000)        (15,000)            (123,000)
                                                   -----------      --------      ---------        --------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Loan from (repayment to) stockholder                (23,000)                       6,000          17,000
   Net proceeds from issuance of
      common stock                                   1,817,000                                                         1,818,000
                                                   -----------      --------      ---------        --------          -----------
               Net cash provided by
                 financing activities                1,794,000                        6,000          17,000            1,818,000
                                                   -----------      --------      ---------        --------          -----------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                       1,356,000       (30,000)        (1,000)         32,000            1,388,000
Cash and cash equivalents, beginning of period          32,000        33,000         33,000           1,000
                                                   -----------      --------      ---------        --------          -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD           $ 1,388,000      $  3,000      $  32,000        $ 33,000          $ 1,388,000
                                                   ===========      ========      =========        ========          ===========

The accompanying notes are an integral part of these financial statements

NMXS.COM, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE A - ORGANIZATION AND OPERATIONS

NMXS.COM, Inc. (formerly Conserve, Inc.) ("Conserve") and its wholly-owned subsidiary New Mexico Software, Inc. (collectively "the Company"), a development stage enterprise, operates in a single business segment that develops and markets proprietary internet technology-based software for the management of digital high-resolution graphic images, video clips and audio recordings. The Company believes that its software has major applications for the media, advertising, publishing, medical, entertainment, e-commerce and university markets.

In August 1999, NMXS.COM, Inc., then a non-operating public corporation with nominal net assets (a development state enterprise) acquired all of the outstanding common stock of New Mexico Software, Inc. (a development enterprise) ("NMS") in a transaction that gave the stockholders of NMS actual control of the combined company. For accounting purposes, the acquisition has been treated as a capital stock transaction rather than a business combination. This transaction has been recorded as a recapitalization of NMS with NMS as the acquiror ("Reverse Acquisition") and no goodwill or other intangible was recognized. The historical financial statements prior to the date of the reverse acquisition are those of NMS with the accounting acquior's capital deficiency prior to the acquisition having been retroactively restated (i.e. recapitalized) for the equivalent number of shares received in the transaction and the difference between the par value of Conserve's and NMS's stock recorded as an offset to additional paid-in capital. The historical deficit accumulated during the development stage of NMS is being carried forward after the acquisition. Loss per share has similarly been restated for all periods prior to the acquisition to include the number of equivalent shares received by NMS's stockholders.

Conserve was incorporated in the State of Utah on August 12, 1983 under the name Raddatz Exploration, Inc. The Company changed its corporate domicile on April 28, 1997, when it merged into a Delaware corporation. The Company has had several name changes since its inception. The last name change prior to the reverse acquisition occurred on May 11, 1999. Conserve was initially formed to engage in the business of manufacturing and selling solar systems (reverse refrigeration) for residential homes. In November 1985, an involuntary bankruptcy proceeding was filed against the Company which was dismissed by the Court in April 1986. In late 1986, the Company ceased operations. The full release from the debt recorded on the Company's books was not obtained until April 1994. Other than as stated above, the Company has conducted no business activity.

NMS, a development stage enterprise and a New Mexico corporation, was formed in April 1996. NMS was formed to develop and market proprietary internet technology-based software as currently conducted by the Company.

On August 3, 1999, Conserve issued to the stockholders of NMS 11,880,000 shares of Conserve's common stock in exchange for all of the shares of NMS with NMS becoming a wholly-owned subsidiary of Conserve. In connection with this transaction, Conserve changed its name to NMXS.COM, Inc. on August 3, 1999.

The Company has commenced principal business operations. However, the Company has not achieved a level of sales that it deems significant relative to its business plan. Since its inception, NMS, and more recently, the Company, has been engaged in developing sales channels for its existing products as well as coordinating research and development efforts in the continuing development of its products and raising funds. The Company conducts its operations primarily in the United States.

There is no assurance that the Company's research and development and marketing efforts will be successful, or that the Company will achieve significant sales of any such products. The Company has incurred net losses since its inception. In addition, the Company operates in an environment of rapid change in technology and is dependent upon the services of its employees and its consultants. If the Company is unable to successfully bring its technologies to commercialization, it is unlikely that the Company could continue its business. As further described in Note I [4], the Company subsequently raised $1,090,000 in a private placement offering. The proceeds from the offering along with the existing cash balance is estimated to provide sufficient liquidity to meet the working capital requirements of the Company through September 30, 2000.

NMXS.COM, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]  PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated.

[2]  REVENUE RECOGNITION:

     The Company recognizes revenue principally from the licensing of its software, and from consulting and maintenance services rendered in connection with such licensing activities. Revenue from software package license agreements without significant vendor obligations is recognized upon delivery of the software. If installation or other obligations are applicable, then revenue is recognized when such obligations are satisfied. Information processing revenues are recognized in the period in which the service is provided. Maintenance contract revenue is recognized on a straight-line basis over the life of the respective contract. The Company also derives revenue from the sale of third party hardware and software. Consulting revenue is recognized when the services are rendered. No revenue is recognized prior to obtaining a binding commitment from the customer.

     Software development revenue from time-and-materials contracts are recognized as services are performed. Revenue from fixed price software development contracts and revenue under license agreements which require significant modification of the software package to the customer's specifications, are recognized on the estimated percentage-of-completion method. Using the units-of-work performed method to measure progress towards completion, revisions in cost estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Contract terms provide for billing schedules that differ from revenue recognition and give rise to costs and estimated profits in excess of billings, and billings in excess of costs and estimated profits, classified as deferred revenue.

     The cost of maintenance revenue, which consists solely of staff payroll, outside services and supplies is expensed as incurred.

[3]  CASH AND CASH EQUIVALENTS:

     The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents totaled approximately $1,388,000, and $-0- as of September 30, 1999 and December 31, 1998, respectively.

[4]  INVENTORY:

     Inventory consists primarily of finished goods. Inventory is stated at the lower of cost (first-in, first-out method) or market.

[5]  FURNITURE AND EQUIPMENT:

     Furniture and equipment are recorded at cost. The cost of maintenance and repairs is charged against results of operations as incurred. Depreciation is charged against results of operations using the straight-line method over the estimated economic useful life.

NMXS.COM, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[6]  INCOME TAXES:

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the differences between the tax basis of assets and liabilities and their respective financial reporting amount ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse.

     Prior to the acquisition of NMS by NMXS.COM, Inc., NMS was an S corporation as defined in the Internal Revenue Code. Upon the consummation of this transaction, NMS Subchapter S status was terminated. The accumulated losses through the date of acquisition which amounted to $32,000 will be passed through to the former stockholder of NMS with no direct benefit to the Company.

[7]  PER SHARE DATA:

     The basic and diluted per share data has been computed on the basis of the net loss available to common stockholders for the period divided by the historic weighted average number of shares of common stock outstanding plus an adjustment for the retroactive treatment of common shares issued to the founder immediately prior to the reverse acquisition. All potentially dilutive securities (see Note D) have been excluded from the computations since they would be antidilutive.

[8]  RESEARCH AND DEVELOPMENT EXPENSES:

     Costs of research and development activities are expensed as incurred.

[9]  ADVERTISING EXPENSES:

     The Company expenses advertising costs which consist primarily of promotional items and print media, as incurred. Advertising expenses amounted to $14,000, for both the nine month period ended September 30, 1999 and for the cumulative period April 2, 1996 (inception) through September 30, 1999.

[10] USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

[11] INTERIM FINANCIAL STATEMENTS:

     Financial statements as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 and for the period from inception April 2, 1996 through September 30, 1999 are unaudited however, in the opinion of management, the financial statements include all adjustments consisting of normal recurring accruals necessary for a fair presentation of the Company's financial position and results of operations. Results of operations for interim periods are not necessarily indicative of those to be achieved or expected for the entire year.

NMXS.COM, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[12] STOCK-BASED COMPENSATION:

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") allows companies to either expense the estimated fair value of stock options and warrants, or to continue following the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income had the fair value of the options and warrants been expensed. The Company has elected to apply APB 25 in accounting for its stock based incentive plans. Equity instruments issued to non-employees are measured based on their fair values.

[13] SOFTWARE DEVELOPMENT:

     The Company accounts for computer software development costs in accordance with Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. As such, all costs incurred prior to the product achieving technological feasibility are expensed as research and development costs. Technological feasiblity is generally achieved upon satisfactory beta test results. Upon achieving technological feasibility, programming costs are capitalized and amortized over the economic useful life which is estimated to be two years.

NOTE C - FURNITURE AND EQUIPMENT

Furniture and equipment as of September 30, 1999 and December 31, 1998 consists of the following:

                                                       SEPTEMBER 30,         DECEMBER 31,
                                                           1999                 1998
                                                       -------------         ------------
                                                        (UNAUDITED)
           Computers                                      $ 55,000             $ 24,000
           Furniture, fixtures and equipment                62,000
           Leasehold improvements                            6,000
                                                          --------             --------
                                                           123,000               24,000
           Accumulated depreciation                        (20,000)              (5,000)
                                                          --------             --------
                                                          $103,000             $ 19,000
                                                          ========             ========


NOTE D - CAPITAL TRANSACTIONS

COMMON STOCK:

The following common stock transactions include the effects of restating of stockholders' equity for the shares received in the recapitalization as a result of the reverse acquisition. The exchange rate of such shares was 118.8 Conserve common shares for each New Mexico common share. Accordingly, there were 11,880,000 common shares outstanding immediately prior to consummating the reverse acquisition.

Effective April 2, 1996, the Company issued 118,800 shares of common stock to the founder for a capital contribution.

During 1999, the Company effected the following stock transactions:

   In June 1999, in contemplation of the anticipated reverse acquisition, the Company adjusted its capitalization in order to facilitate the exchange of shares required as part of the acquisition transaction. Prior to this adjustment, the founding shareholder owned 100% (1,000 pre-exchange common shares) (118,800 shares giving effect to the exchange) of NMS. In connection with this adjustment, the Company distributed 47,297 pre-exchange common shares (5,618,900 shares giving effect to the exchange) to the founding stockholder. As a result of this distribution, the founding shareholder's overall ownership percentage did not change. This event resulted in no charge and has been recorded in a manner similar to a recapitalization.

   In June 1999, issued 5,416,300 shares of common stock for $100,000 in accordance with a stock purchase agreement.

NMXS.COM, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998

NOTE D - CAPITAL TRANSACTIONS (CONTINUED)

   In July 1999, issued 726,000 shares of common stock at $.75 per share for fair value of services.

   In August 1999, in accounting for the reverse acquisition transaction, the Company was deemed to have issued 5,333,333 million common shares for the net monetary assets of Conserve which was nominal. These shares represented the common shares outstanding immediately prior to the reverse acquisition.

   In August 1999, issued 2,360,500 shares of its common stock at $.75 per share in a private placement offering, net of issuance costs of $53,000.

   STOCK OPTIONS:

   On August 3, 1999, the Company adopted its 1999 Stock Option Plan (the "Plan"). Under the Plan, incentive and non-qualified stock options may be granted to key employees and consultants at the discretion of the Board of Directors. Any incentive option granted under the Plan will have an exercise price of not less than 100% of the fair market value of the shares on the date on which such option is granted. With respect to an incentive option granted to a Participant who owns more than 10% of the total combined voting stock of the Company or of any parent or subsidiary of the Company, the exercise price for such option must be at least 110% of the fair market value of the shares subject to the option on the date on which the option is granted. A non-qualified option granted under the Plan (i.e., an option to purchase the common stock that does not meet the Internal Revenue Code's requirements for incentive options) must have an exercise price of not less than 100% of the fair market value of the stock on the date of grant. A maximum of 3,000,000 options can be awarded under the Plan. The terms of grant permit a noncash exercise.

   Disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock-based compensation prescribed therein are shown below.

   Exercise prices and weighted-average contractual lives of stock options outstanding as of September 30, 1999 are as follows:

                              OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
               -----------------------------------------------      -------------------------------
                                    WEIGHTED
                                    AVERAGE          WEIGHTED                            WEIGHTED
                                   REMAINING          AVERAGE                            AVERAGE
 EXERCISE          NUMBER         CONTRACTUAL        EXERCISE           NUMBER           EXERCISE
  PRICE         OUTSTANDING           LIFE             PRICE         EXERCISABLE          PRICE
----------     -------------     -------------      ----------      -------------       ----------
  $.75            452,000             4.8              $.75             15,000            $.75
  $.825           120,000             4.8              $.825             4,000            $.825

During the nine month period ended September 30, 1999, the Company issued 572,000 options. The most recent quoted market price of the Company's common shares was $3 per share at the date of grant. The total fair value of such options approximated $1,385,000. There were no options outstanding prior to August 3, 1999. The fair value of the 19,000 options that vested during 1999 approximated $107,000 which are reflected in the statement of operations for the nine months ended September 30, 1999 in general and administrative expense.

The fair value of each option granted has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of the options granted during 1999 was $2.42. The following weighted average assumptions were used in computing the fair value of option grants for 1999. Weighted average risk-free interest rate of 5.50%; zero dividend yield, volatility of the Company's common stock of 40% and an expected life of the options of five years. The options vest equitably over a five year period.

NMXS.COM, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998

NOTE E - INCOME TAXES

The Company has a deferred tax asset as of September 30, 1999 of $486,000 which was calculated using a statutory rate of 34%. The deferred tax asset represents a benefit from net operating loss carryforwards of $185,000, and deferred compensation of $301,000, which is reduced by a valuation allowance of $486,000 since the future realization of such tax benefit is not presently determinable.

As of September 30, 1999, the Company has a net operating loss carryforward of $397,000 expiring in 2019 for federal income tax purposes. In the event of potential future ownership changes (Note A), internal revenue code Section 382 limits the amount of such net operating loss carryforward available to offset future taxable income.

NOTE F - RELATED PARTY TRANSACTIONS

OFFICER ADVANCES:

Represents non-interest bearing advances to the chief executive officer and a principal stockholder of the Company. Amount is to be repaid by September 30, 2000.

OFFICER COMPENSATION:

During 1997, 1998 and for the nine months ended September 30, 1999, the Company has recorded the fair value of services provided by the Company's chief executive officer in the amounts of $75,000, $90,000 and $90,000, respectively in the statement of operations with a corresponding increase to additional paid in capital. As more fully described in Note I [2], the officer has not received any cash compensation since inception.

In August 1999, the Company agreed to issue 50,000 common shares to an officer of the Company when granted. The fair value of such shares amounting to $146,000 has been recorded in the statement of operations for the nine months ended September 30, 1999.

MANAGEMENT SERVICES:

An officer and stockholder of a significant stockholder provides management and consulting services to the Company at an annual rate of $60,000. The amount charged to operations for the nine months ended September 30, 1999 amounted to $20,000.

NOTE G - COMMITMENTS

LEASES:

The Company leases office space and office equipment under operating leases. Future minimum lease payments as of September 30, 1999 and December 31, 1998 are as follows:

TWELVE MONTHS
    ENDING             DECEMBER 31,       SEPTEMBER 30,
--------------         ------------       -------------
    1999                 $ 28,000
    2000                   91,000           $ 87,000
    2001                   83,000             88,000
    2002                   50,000             50,000
    2003                   50,000             50,000
    2004                   29,000             42,000


Rent expense for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997 amounted to $9,000, $5,000 and $5,000, respectively.

NMXS.COM, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998

NOTE G - COMMITMENTS (CONTINUED)

WARRANTS:

In conjunction with the closing of the reverse merger, the Company declared a distribution of 1,000,000 warrants at the rate of one warrant for each 5.3 common shares held by the stockholders of record as of the beginning of business on August 3, 1999. The warrants have an exercise price of $1.25 per share and a three year contractual life from date of issuance. The warrants are redeemable by the Company for $.01 per warrant subject to 30 days written notice at any time the closing bid price of the stock equals or exceeds 300% of the exercise price of the warrant for ten consecutive trading days. The warrants will be issued upon the Company's Form SB-2 filing being declared effective. The value ascribe to these warrants will be determined utilizing the Black-Scholes model and recorded as a dividend distribution at the effective date of the registration statement.

NOTE H - MAJOR CUSTOMERS

During the nine months ended September 30, 1999, four customers accounted for 42%, 22%, 19%, and 16% of the Company's revenue. During the year ended December 31, 1998, one customer accounted for 82% of the Company's revenue. During the year ended December 31, 1997, four customers accounted for 32%, 22%, 20% and 14% of the Company's revenue.

As of December 31, 1998, balances due from two customers comprised 50% and 46% of total accounts receivable.

As of September 30, 1999, balances due from three customers comprised 49%, 24% and 23% of total accounts receivable.

NOTE I - SUBSEQUENT EVENTS

[1]  COMMON STOCK:

     On December 28, 1999, the Company issued 20,000 shares of common stock valued at $45,000 in exchange for services.

[2]  EMPLOYMENT AGREEMENT:

     On December 10, 1999, the Company entered into an employment and noncompetition agreement with a stockholder to act in the capacity of President and Chief Executive Officer. The term of the employment agreement is for three years and the noncompetition agreement is for one year with both agreements commencing on January 1, 2000. The agreement allows for a one year renewal option unless terminated by either party. Base salary is $120,000 per annum with available additional cash compensation as defined n the agreement. In addition, the employee received stock options to purchase 380,000 shares of common stock at $.75 per share and 120,000 shares at $.825 per share pursuant to this agreement.

[3]  STOCK OPTIONS:

     In January 2000, the Company granted approximately 308,000 stock options with an exercise price of $2.125, a contractual life of ten years and a two year vesting period to employees.

[4]  CAPITAL TRANSACTIONS:

     The Company issued, in January and February 2000, 1,090,000 units at $1 per unit consisting of one share of common stock and one Series B warrant to purchase one share of common stock at $1.00 per share exercisable for a period of up to five years from date of issuance.

NMXS.COM, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998

NOTE I - SUBSEQUENT EVENTS (CONTINUED)

[5]  COMMITMENT:

     Effective January 1, 2000, the Company entered into an agreement with a third party to provide legal services to the Company in exchange for an initial grant of 150,000 options at an exercise price similar to prices for employee grants. In accordance with the agreement, legal counsel will earn as a retainer fee an automatic vesting of 1,000 options each month services are rendered and will earn additional vesting of stock options for services rendered based on a calculation defined in the agreement. A charge for the fair value of such options will be determined when services are rendered.

                              [OUTSIDE BACK COVER]

                                TABLE OF CONTENTS

                                                                            Page
Prospectus Summary                                                            6
Risk Factors                                                                  7
Forward Looking Statements                                                   11
Use of Proceeds                                                              12
Dilution                                                                     12
Management's Discussion and Analysis of Financial Condition and
Results of Operation                                                         13
Business                                                                     15
Management                                                                   21
Certain Transactions                                                         25
Market Information                                                           25
Principal Shareholders                                                       26
Selling Shareholder                                                          27
Description of Securities                                                    28
Dividend Policy                                                              30
Plan of Distribution                                                         30
Shares Eligible For Future Sale                                              31
Legal Matters                                                                32
Experts                                                                      32
Financial Statements                                                         32


         Until _____, 2000, (ninety days after the date of this prospectus) all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware expressly authorizes a Delaware corporation to indemnify its officers, directors, employees, and agents against claims or liabilities arising out of such persons' conduct as officers, directors, employees, or agents for the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. Neither the articles of incorporation nor the Bylaws of the Company provide for indemnification of the directors, officers, employees, or agents of the Company. The Company has not adopted a policy about indemnification.

         The eighth article of our Certificate of Incorporation includes provisions to eliminate, to the fullest extent permitted by Delaware General Corporation Law as in effect from time to time, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 2.  Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses in connection with the offering described in the registration statement:


         Registration Fee                        $359
         Blue Sky Fees                         $3,000
         Accounting Fees and Expenses         $25,000
         Legal Fees and Expenses              $20,000
         Printing and Engraving                $5,000
         Transfer Agent Fees                   $3,000
         Miscellaneous                         $3,641
                                               ------
                  Total Expenses              $60,000
                                              =======

Item 3.  Undertakings

(a)      The Company hereby undertakes that it will:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial BONA FIDE offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The Company will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)      The Company will:

         (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the Company under Rule 424(b) (1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For any liability under the 1933 Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

Item 4.  Unregistered Securities Issued or Sold Within Three Years

         In August 1999, the Company issued 11,880,000 shares of Common Stock of the Company to the shareholders of New Mexico Software, Inc. The shares were issued in a reverse acquisition transaction between the Company and New Mexico Software, in which such shareholders exchanged all of their shares for the shares of the Company. Such securities were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, and Rule 506, as transactions by an issuer not involving any public offering. Each of the shareholders of New Mexico Software delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificates evidencing such securities. No underwriting discounts or commissions were paid in connection with such issuance.

         Also in August 1999 the Company issued 2,360,500 shares to 44 accredited investors in a private placement of its shares. Such securities were issued without registration under the Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, and Rule 506, as transactions by an issuer not involving any public offering. Such investors delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificates evidencing such securities. No underwriting discounts or commissions were paid in connection with such issuance.

         Also in August 1999 the Company granted options to purchase 572,000 shares pursuant to the Company's stock option plan. The options were granted to seven persons without registration under the Act by reason of the exemption from registration afforded by the provisions of Rule 701 promulgated by the Securities and Exchange Commission. Each of these persons was either an employee of the Company or a business consultant who provided bona fide services which were not in connection with the offer or sale of securities in a capital raising transaction and not directly or indirectly to promote or maintain a market for the Company's securities. No underwriting discounts or commissions were paid in connection with such issuances.

         In January 2000 the Company granted options to purchase 457,760 shares pursuant to the Company's stock option plan. The options were granted to 15 persons without registration under the Act by reason of the exemption from registration afforded by the provisions of Rule 701 promulgated by the Securities and Exchange Commission. Each of these persons was an employee of the Company. No underwriting discounts or commissions were paid in connection with such issuances.

         In January 2000 the Company issued 50,000 shares to James Kurzmack in settlement of termination of his employment with the Company. Such securities were issued without registration under the Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof as a transaction by an issuer not involving any public offering. Mr. Kurzmack delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificates evidencing such securities. No underwriting discounts or commissions were paid in connection with such issuance. Mr. Kurzmack was deemed to be a sophisticated investor.

         In January and February 2000 the Company sold 1,090,000 units at $1.00 per unit to 24 accredited investors in a private placement of its shares. The units consisted of one share of common stock and one Series B Warrant to purchase one share of stock at $1.00, exercisable commencing August 1, 2000, through January 17, 2005. Such securities were issued without registration under the Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, and Rule 506, as transactions by an issuer not involving any public offering. Such investors delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificates evidencing such securities. No underwriting discounts or commissions were paid in connection with such issuance.

Item 5.  Exhibits

         The exhibits set forth in the following index of exhibits are filed as a part of this registration statement.

         Exhibit No.       Description of Exhibit                                Location
         2.1               Reorganization agreement dated August 3, 1999
         3.1               Articles of Incorporation, as amended
         3.2               By-Laws of the Company currently in effect
         4.1               Form of Common Stock Certificate
         4.2               Form of Series A Warrant Certificate
         4.3               Form of Warrant Agency Agreement for Series A Warrants
         4.4               Form of Series B Warrant Certificate
         5.1               Opinion re Legality
         10.1              Sun Microsystems Lease
         10.2              Building Lease
         10.3              Form of Employee Confidentiality Agreement
         10.4              Stock Option Plan
         21.1              List of subsidiaries
         23.1              Consent of Richard A. Eisner & Company, LLP
         23.2              Consent of Ronald N. Vance (contained in
                           Exhibit 5.1 above)                                         --

Page 38 of 38
                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Albuquerque, State of New Mexico, on the 9th day of February 2000.

                          NMXS.com, Inc.

                          By: /s/ Richard Govatski, President and Chief
                                          Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date: February 9, 2000     /s/ Richard Govatski, Director

Date: February 9, 2000     /s/ Marvin Maslow, Director

Date: February 9, 2000     /s/ Scott L. Bach, Director

Date: February 9, 2000     /s/ Teresa Dickey, Principal Financial Officer

Date: February 9, 2000     /s/ Robert A. Armstrong, Controller